EXHIBIT 4.7

                                ALLIED DOMECQ PLC

                         RULES OF THE ALLIED DOMECQ PLC

                         LONG TERM INCENTIVE SCHEME 1999


                    Directors Adoption:              25 October 1999
                    Last amended:                   [28] October 2002
                    Shareholder Approval:            29 January 2001
                    Expiry Date:                     25 October 2009

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RULES OF THE ALLIED DOMECQ PLC LONG TERM INCENTIVE SCHEME 1999

1    Meanings of Words Used

     In these Rules:

     "ADS" means an American depository share representing ordinary shares of the Company;

     "Company" means Allied Domecq PLC;

     "Control" has the meaning given to it by Section 840 of the Taxes Act;

     "Date of Grant" means the date on which the Directors resolve to grant an Option;

     "Directors" means the board of directors of the Company or a duly authorised committee of it;

     "Eligible Employee" means any person who is a full time employee of a Participating Company and on the Date of Grant is not within 2 years of his normal retirement date;

     "Member of the Group" means:

     (i)   the Company; and

     (ii)  its Subsidiaries from time to time; and

     (iii) any other company which is associated with the Company and is designated by the Directors as a Member of the Group;

     "NYSE" means the New York Stock Exchange;

     "Option" means a right to acquire Shares granted under the Scheme;

     "Optionholder" means a person holding an Option or his personal representatives;

     "Option Period" means a period starting on the Date of Grant of an Option and ending at the end of the day before the 10th anniversary of the Date of Grant or such shorter period as may be specified on the Date of Grant;

     "Option Price" means the amount payable for each Share on the exercise of an Option determined by the Directors under Rule 3;

     "Participating Company" means the Company and any subsidiary, and any other company which is designated by the Directors as a Participating Company;

     "Performance Condition" means a condition or conditions imposed under Rule 2.3;

     "Performance Period" means the period over which a Performance Condition is to be satisfied;

     "Rules" means these rules as changed from time to time;

     "Scheme" means this scheme known as "The Allied Domecq Long Term Incentive Scheme 1999";

     "Shares" means ordinary shares or securities representing ordinary shares in the capital of the Company or, as the context may require, ADSs;


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     "Subsidiary" means a company which is a subsidiary of the Company within the meaning given to it by Section 736 of the Companies Act 1985;

     "Taxes Act" means the Income and Corporation Taxes Act 1988.

2    Grant of Options

2.1  Selection:

     The Directors may grant to any Eligible Employee an Option to acquire such number of Shares as they may determine.

2.2  Time when Options may be granted:

     The Directors may decide at any time and at their discretion when the Scheme shall be operated. However, the Directors may only grant Options between the adoption of the Scheme and the 10th anniversary of that date.

2.3  Conditions on exercise:

     When granting an Option, the Directors shall make its exercise conditional on the satisfaction of a Performance Condition. The Directors may waive or change the Performance Condition if events happen which cause them reasonably to consider that a changed Performance Condition would be a fairer measure of performance, and would be no more difficult to satisfy, or that the Performance Condition should be waived.

2.4  Option Certificates:

     Each Optionholder will receive an option certificate, executed as a deed, or such other document as the Directors may consider appropriate, on or as soon as practicable after the Date of Grant.

2.5  No Payment:

     Optionholders are not required to pay for the grant of any Option.

2.6  Disposal restrictions:

     Except for the transmission of an Option on the death of an Optionholder to his personal representatives, neither an Option nor any rights in respect of it may be transferred, assigned or otherwise disposed of by an Optionholder to any other person.

2.7  Administrative errors:

     If the Directors try to grant an Option which is inconsistent with Rule 4 (individual limits) the Option will be limited and will take effect from the Date of Grant on a basis consistent with Rule 4.


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2.8  Options over ADSs:

     The Directors may determine, in their absolute discretion, to grant Options in the form of an Option to acquire ADSs and references in these Rules to Share, Option, Option Price etc. shall be construed accordingly. Upon the exercise of any Option to acquire ADSs the Company will:

     2.8.1 deliver or cause to be delivered to the ADS depository the requisite number of Shares representing the relevant ADSs and shall instruct the depository to issue the corresponding American Depository Receipts evidencing such ADSs to the exercising Optionholder; or

     2.8.2  make other arrangements for the Optionholder to acquire ADSs.

3    Option Price

     The Directors will set the Option Price on the Date of Grant. The Option Price may be expressed in sterling or in US dollars.

4    Individual Limits

     The Directors shall consider any limits on the grant of Options to Eligible Employees having regarding to the performance of the Eligible Employee and prevailing market practice.

5    Adjustment of Options

     If there is a variation in the equity share capital of the Company, including a capitalisation or rights issue, sub-division, consolidation or reduction of share capital, or if there is a demerger, special dividend or other transaction which may affect Options (directly or indirectly) the Directors may adjust Options in any way they consider appropriate (including retrospective adjustments).

6    Exercise and Lapse - General Rules

6.1  Exercise:

     Except where exercise is allowed as described in Rule 7, an Option can only be exercised:

     6.1.1 on or after the third anniversary of the first day of the Performance Period or such other date as may be specified on the Date of Grant; and

     6.1.2 if and to the extent that the Performance Condition is satisfied or waived.

6.2  Lapse:

     An Option will lapse on the earliest of:

     6.2.1 any date specified in the Performance Condition; or

     6.2.2 the expiry of the Option Period.


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7    Exercise and Lapse - Exceptions to the General Rules

7.1  Cessation of Employment or Death within one year:

     If an Optionholder dies or ceases to be a director or an employee of any Member of the Group before the end of the first year of the Performance Period, his Option will lapse unless the Directors in their absolute discretion determine otherwise.

7.2  Cessation of Employment or Death after one year:

     7.2.1 Subject to Rule 7.2.3, if an Optionholder dies or ceases to be a director or an employee of any Member of the Group after the end of the first year of the Performance Period, his Option will be exercisable for a period of two years from death or cessation subject to satisfaction of the Performance Condition, to the extent specified in Rule 7.2.2. The Option will lapse, to the extent unexercised, at the end of the two year period.

     7.2.2 The extent to which an Option is exercisable under Rule 7.2.1 shall be determined by applying the following formula:

                  A x B
                  ------
                    C

                  where:

                  A = the number of Shares over which the Option is exercisable under the terms of the Performance Condition;

                  B = the number of complete months from the beginning of the Performance Period to the date of cessation of employment or death; and

                  C = the duration of the Performance Period expressed in months.

     7.2.3 The Directors may decide in their absolute discretion that an Option shall not be exercisable, or that an Option may be exercisable to a greater or lesser extent or during a longer or shorter period, or that the Performance Condition shall be waived or modified.

7.3  Takeovers:

     If a person (or a group of persons acting in concert) obtains Control of the Company, Options may be exercised, to the extent that the Performance Condition has been satisfied, within the six month period after the person making the offer has obtained Control of the Company.

     If someone becomes bound or entitled to acquire Shares under Sections 428 to 430F of the Companies Act 1985, Options may be exercised, to the extent that the Performance Condition has been satisfied, at any time during the period when that person remains so bound or entitled. Options will lapse to the extent not exercised at the end of that period.

7.4  Company Reconstructions:

     If under Section 425 of the Companies Act 1985 a court sanctions a compromise or arrangement proposed for the purposes of or in connection with a scheme for the reconstruction of the Company or its amalgamation with any other company or companies, any Option may be exercised within six months of the Court sanctioning the compromise or arrangement to the extent that the Performance Condition has been satisfied.


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7.5  Winding-Up:

     7.5.1 If notice is duly given to Members of a resolution for the voluntary winding-up of the Company, Options may be exercised to the extent that the Performance Condition has been satisfied, subject to the passing of the resolution, at any time until the start of the winding-up within the meaning of the Insolvency Act 1986. All Options will lapse unless exercised before the winding-up starts.

     7.5.2 If the Company is wound-up by the court, Options may be exercised, irrespective of the satisfaction of any Performance Condition, within two months after the date of the winding-up order. Any Options not exercised during the two month period will lapse at the end of the period.

7.6  Administration:

     If an administration order is made in relation to the Company, Options may be exercised, to the extent that the Performance Condition is satisfied, within six weeks after the date of the administration order.

7.7  Voluntary Arrangement:

     If a voluntary arrangement is proposed in relation to the Company under
     Part I of the Insolvency Act 1986, Optionholders may exercise their Options, irrespective of the satisfaction of any Performance Condition, within 14 days after the date of sending of any notices of meeting called under Section 3 of the Insolvency Act 1986 in relation to such proposal.

7.8  Loss of ownership:

     Where the Optionholder is deprived of the legal or beneficial ownership of the Option by operation of law, or does anything or omits to do anything which causes him to be so deprived or becomes bankrupt, all his Options will lapse.

7.9  Priority:

     If there is any conflict between any of the provisions of Rules 6 and 7, the provision which results in the shortest exercise period or the earliest lapse of the Option, or both, will prevail.

8    Exchange Of Options

8.1  Application:

     This Rule applies if a company (the "Acquiring Company"):

     8.1.1 obtains Control of the Company as a result of acquiring Shares;


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     8.1.2  obtains Control of the Company under a compromise or arrangement sanctioned by the court under Section 425 of the Companies Act 1985; or

     8.1.3 becomes bound or entitled to acquire Shares under Sections 428 to 430F of the Companies Act 1985.

8.2  Exchange:

     If any of the events described in Rule 8.1 happens, the Acquiring Company may, during the relevant period referred to in Rule 8.3, offer to grant an Optionholder an equivalent new option in consideration of the release of his Option.

8.3  Period for Substitution:

     The period referred to in Rule 8.2 is:

     8.3.1 in a case falling within Rule 8.1.1, 6 months starting with the time when the Acquiring Company obtains Control of the Company;

     8.3.2 in a case falling within Rule 8.1.2, 6 months starting with the time when the court sanctions the compromise or arrangement; and

     8.3.3 in a case falling within Rule 8.1.3, the period during which the Acquiring Company remains so bound or entitled.

     If more than one period is relevant, the period ending on the earliest date applies.

8.4  Consequences of Exchange:

     Where an Optionholder is granted a new option for release of his old Option as described in this Rule, then:

     8.4.1 the new option will be treated as having been acquired at the same time as the old Option and be exercisable in the same manner and at the same time as the old Option;

     8.4.2 the new option will be subject to the provisions of the Scheme as if it had effect in relation to the old Option immediately before the release but Rule 11.2 will not apply. In addition, other changes may be made;

     8.4.3 any Performance Condition will not apply, unless the directors determine otherwise; and

     8.4.4 these Rules will be construed in relation to the new option as if references to Shares were references to shares over which the new option is granted and as if references to the Company were references to the Acquiring Company.

9    Exercise of Options

9.1  Manner of Exercise:

     Options must be exercised by notice in writing delivered to the Company, in such form as the Company may from time to time prescribe. The Optionholder must also provide payment of the Option Price for the number of Shares being acquired.


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9.2  Option Exercise Date:

     9.2.1 Subject to Rule 9.2.2 the Option Exercise Date will be the later of:-

          (i) the date of receipt by the Company of the notice referred to in Rule 9.1; and

          (ii) the date on which the Directors decide that the Performance Condition has been satisfied, or decide to waive the Performance Condition.

     9.2.2 If any statute, regulation or code adopted by the Company (based on the London Stock Exchange's Model Code for security transactions by directors of listed companies), prohibits the exercise of Options, or the Company Secretary reasonably believes it so prohibits, the Option Exercise Date will be postponed until the date when the Optionholder is permitted or the Company Secretary believes the Optionholder is permitted to exercise an Option. This Rule does not extend any period in which an Option is exercisable.

9.3  Part Exercise:

     An Option may be exercised in full or in part. If an Option is exercised in part, the Optionholder shall be provided with an option certificate or other document in respect of the balance.

9.4  Alternative Exercise:

     The directors may in their discretion determine that an Optionholder who exercises his Option shall not receive Shares, and shall not pay the Option Price, but shall instead receive either a cash amount equal to the amount by which the market value of the Shares in respect of which the Option is exercised exceeds the Option Price payable in respect of those Shares, or Shares to the value of that cash amount, subject in both cases to rule 10.8.

     If an Optionholder so requests, the Directors may determine to satisfy the exercise of any Option with the appropriate number of ADSs. Any payment of taxes in respect of satisfying an Option in this way will be met by the Optionholder.

9.5  Transfer:

     Subject to Rule 9.7 (consents), the Directors will procure the transfer of Shares following the exercise of an Option within 30 days of the Option Exercise Date.

9.6  Rights:

     Where Shares are to be transferred on the exercise of an Option, Optionholders will be entitled to all rights attaching to the Shares by reference to a record date on or after the transfer date. They will not be entitled to rights before that date.

9.7  Consents:

     All transfers of Shares will be subject to any necessary consents under any relevant enactments or regulations for the time being in force in the United Kingdom or elsewhere. The Optionholder will be responsible for complying with any requirements to be fulfilled in order to obtain or avoid the necessity for any such consent.


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9.8  Articles of Association:

     Any Shares acquired on the exercise of Options will be subject to the Articles of Association of the Company from time to time in force. (Any ADSs acquired upon the exercise of any Option shall, in addition, be subject to the terms of the deposit agreement between the Company and the depository).

10   General

10.1 Notices:

     The provisions of the Company's Articles of Association for the time being on the service of notices on members will apply as far as possible (but altered if necessary) to any notice or other communications to be given under the Scheme to an Optionholder.

10.2 Documents sent to Shareholders:

     The Company may send to Optionholders copies of any documents or notices normally sent to the holders of its Shares (including such notices or documents required to be sent to Optionholders resident in the United States in accordance with the rules and regulations under the US Securities Exchange Act of 1934 as amended).

10.3 Availability of Shares:

     The Company will procure that sufficient Shares are available for transfer for all Options under which Shares may be acquired.

10.4 Directors' decisions final and binding:

     The decision of the Directors on the interpretation of the Rules or in any dispute relating to an Option or matter relating to the Scheme will be final and conclusive.

10.5 Regulations:

     The Directors have the power from time to time to make or vary regulations for the administration and operation of the Scheme but these must be consistent with the Rules.

10.6 Operation of the Scheme

     10.6.1 Whether or not the Scheme is operated is at the discretion of the Directors. Nothing in these Scheme rules or the operation of the Scheme will form part of the contract of employment or employment relationship of an Participant, employee or executive director or any other person (together, "Employees"). The rights and obligations of an Employee are separate from, and are not affected by, the Scheme.

     10.6.2 No Employee is entitled to participate in, or be considered for participation in, the Scheme at all or at a particular level and participation in one operation of the Scheme does not imply participation, or consideration for participation, in the next or any subsequent operation. Operation of the Scheme or participation in it shall not create any right to, or expectation of, continued employment.


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     10.6.3 An Employee has no rights in respect of the operation of the Scheme or the exercise of any discretion or the taking of any decision which relates to, or affects, the Scheme. Any, and all, discretions and decisions whatsoever in respect of, or which affect, the Scheme may be exercised or taken in a manner which is detrimental to the Employee, even if such exercise or decision could be regarded as being capricious or unreasonable or in breach of any implied term between the Employee and his employer, including the implied duty of trust and confidence. Any such implied term is expressly excluded and overridden by this Rule 10.6.

     10.6.4 No Employee will have any right to compensation or damages or any other sum or benefit whatsoever in respect of the Scheme, including:

          (i) in respect of eligibility to participate, or ceasing to be eligible to participate, or ceasing to participate in the Scheme;

          (ii) any exercise of a discretion or decision taken in relation to the Scheme;

          (iii) any loss or reduction of any rights or expectation under the Scheme in any circumstances or for any reason (including lawful or unlawful termination of employment or the employment relationship);

          (iv) the operation or amendment of the Scheme (whether to the detriment of the Employee or otherwise); and

          (v) any other decision taken which affects the Scheme or its operation (whether to the detriment of the Employee or otherwise).

     10.6.5 Participation in the Scheme is permitted only on the basis that any rights as might otherwise arise are excluded and, in consideration for, and as a condition to, participating in the Scheme, the Employee waives all and any such rights.

     10.6.6 Nothing in this Scheme confers any benefit, right or expectation on a person who is not an Employee and no such third party will have any rights under the Contracts (Rights of Third Parties) Act 1999 to enforce any term of this Scheme, but this does not affect any right or remedy of a third party which exists or is available other than those available under that Act.

     10.6.7 For the avoidance of doubt, this rule will apply throughout any Employee's employment and will continue to apply even where an Employee has given or received notice to terminate his employment (whether such termination is lawful or unlawful) and following the termination of his employment (whether such termination is lawful or unlawful).

10.7 Employee Trust

     The Company and any Subsidiary may provide money to the trustee of any trust or any other person to enable them or him to acquire Shares to be held for the purposes of the Scheme, or enter into any guarantee or indemnity for those purposes, to the extent permitted by Section 153 of the Companies Act 1985.


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10.8 Withholding

     The Company, any employing company or the trustees of any employee benefit trust may withhold any amount and make any such arrangements as it considers necessary to meet any liability to taxation or social security contributions in respect of Options granted to an Optionholder. These arrangements may include the sale of any Shares on behalf of the Optionholder, unless the Optionholder discharges the liability himself.

11   Changing the Scheme and Termination

11.1 Directors' powers

     Except as described in the rest of this Rule 11 the Directors may at any time change the Scheme in any way.

11.2 Shareholder approval

     11.2.1 Except as described in Rule 11.2.2, the Company in general meeting must approve in advance by ordinary resolution any proposed change to the advantage of present or future Optionholders, which relates to the following:

          (i) the persons to or for whom Shares may be provided under the Scheme;

          (ii) the individual limit for each Optionholder under the Scheme;

          (iii) the determination of the Option Price;

          (iv)  any rights attaching to the Options and the Shares;

          (v) the rights of Optionholders in the event of a capitalisation issue, rights issue, sub-division or consolidation of shares or reduction or any other variation of capital of the Company;

          (vi)  the terms of this Rule 11.2.1.

     11.2.2 The Directors need not obtain the approval of the Company in general meeting for any minor changes:

          (i)   to benefit the administration of the Scheme;

          (ii) to comply with or take account of the provisions of any proposed or existing legislation; or

          (iii) to obtain or maintain favourable tax, exchange control or regulatory treatment of the Company, any Subsidiary or any present or future Optionholder.

11.3 Overseas Employees

     Notwithstanding any other provision of the Scheme, the Directors may amend or add to the provisions of the Scheme and the terms of Options as they consider necessary or desirable to take account of, or to mitigate, or to comply with relevant overseas taxation, securities or exchange control laws, provided that the terms of Options granted to such Eligible Employees are not more favourable overall than the terms of Options granted to other Eligible Employees.


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11.4 Data protection

     By participating in the Scheme the Optionholder consents to the holding and processing of personal data provided by the Optionholder to the Company for all purposes relating to the operation of the Scheme. These include, but are not limited to:

     11.4.1 administering and maintaining Optionholder records;

     11.4.2 providing information to trustees of any employee benefit trust, registrars, brokers or third party administrators of the Scheme;

     11.4.3 providing information to future purchasers of the Company or the business in which the Optionholder works;

     11.4.4 transferring information about the Optionholder to a country or territory outside the European Economic Area.

11.5 Termination of the Scheme The Scheme will terminate on the 10th anniversary of the adoption of the Scheme by the Company, but Options granted before such termination will continue to be valid and exercisable as described in these Rules.

12   Governing Law

     English law governs the Scheme and all Options and their construction.


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